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EXHIBIT 5.01

                                  LEGAL OPINION

Board of Directors
CyberCash, Inc.
2100 Reston Parkway, Third Floor
Reston, Virginia  20191

Ladies and Gentlemen:

I am the General Counsel of CyberCash, Inc., a Delaware corporation (the "Company"), and am furnishing this opinion in connection with the Company's registration statement on Form S-3 (the "Registration Statement") to register under the Securities Act of 1933, as amended, the sale of 914,634 shares of the Company's common stock (the "Common Shares") and the sale of 685,976 shares of the Company's common stock, $.001 par value , that may be issued upon exercise of Warrants (the "Warrant Shares").

I am of the opinion that the Common Shares issued at the First Closing under that certain Securities Purchase Agreement dated January 6, 1999 (the "Securities Purchase Agreement"), have been validly issued, and are fully paid and non-assessable. I am of the opinion that when issued in accordance with the terms of the Warrants, the Warrant Shares will be validly issued, fully paid and non-assessable. Further, I am of the opinion that the Common Shares to be issued at the Second Closing under the Securities Purchase Agreement in accordance with the terms of the Securities Purchase Agreement, and assuming the receipt of the consideration specified therein, will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading "Legal Matters" contained in the prospectus that forms a part of the Registration Statement. In giving this consent, I do not admit that I am an "expert" within the meaning of the Securities Act of 1933.

Very truly yours,

Russell B. Stevenson, Jr.
General Counsel